                                                               EXHIBIT 10.76

                                                        CONTRACT #96-413-026


                            COAL SUPPLY AGREEMENT

        This is a coal supply agreement (the "Agreement") dated July 1, 1997 between LOUISVILLE GAS AND ELECTRIC COMPANY, a Kentucky corporation, 220 West Main Street, Louisville, Kentucky 40202 ("Buyer") and KINDILL MINING, INC., an Indiana corporation, 101 Court Street, Suite 106, Evansville, Indiana 47708 ("Seller").

        The parties hereto agree as follows:

        SECTION 1.  GENERAL.

        Seller will sell to Buyer and Buyer will buy from Seller steam coal under all the terms and conditions of this Agreement.

        SECTION 2.  TERM.

        The term of this Agreement shall commence on July 1, 1997 and shall continue through December 31, 2006.

        SECTION 3.  QUANTITY.

        SECTION 3.1 BASE QUANTITY. Seller shall sell and deliver and Buyer shall purchase and accept delivery of the following annual base quantity of coal ("Base Quantity"):


               YEAR                 BASE QUANTITY (TONS)
               1997                 150,000
               1998                 900,000
               1999                 900,000
               2000                 900,000
               2001                 900,000
               2002                 900,000
               2003                 900,000
               2004                 900,000

                                                        CONTRACT #97-211-026

               YEAR                 BASE QUANTITY (TONS)

               2005                 900,000
               2006                 900,000

        SECTION 3.2 DELIVERY SCHEDULE. By November 1 of each year except 1997, Buyer and Seller shall mutually agree and shall specify in writing the quantities to be delivered in each month of the following year. For 1997, Buyer and Seller shall mutually agree and shall specify in writing such delivery schedule within ten (10) business days after this Agreement is fully executed. Such quantities shall be shipped in accordance with such schedule. Time is of the essence with respect to the schedule so established; and failure by Seller to deliver in a timely fashion shall constitute a material breach within the meaning of SECTION 16 of this Agreement.

        SECTION 3.3  RIGHT OF FIRST REFUSAL.

        (a) During the term of this Agreement, Buyer shall have the right of first refusal to purchase any additional tonnage which Seller is not contractually committed to sell to Buyer or a third party as of July 1, 1997 and which becomes available from the following sources (the "Additional Tonnage"): (i) the Coal Property (as defined in SECTION 4.1); and (ii) Indiana 5 and 6 seams from the South Arthur Property, Pike County, Indiana. Seller shall notify Buyer by the fifteenth of each month of the expected Additional Tonnage for the succeeding three months. Included in this notice Seller shall quote a price, coal quality and schedule for the Additional Tonnage. If the aggregate price of the Additional Tonnage does not exceed one million dollars ($1,000,000), Buyer shall, within two working days of receiving the notice, give Seller notice of its intent to purchase or refusal to purchase the Additional Tonnage. If the aggregate price of the
                                        2

                                                        CONTRACT #97-211-026

Additional Tonnage exceeds one million dollars ($1,000,000), Buyer shall, within seven working days of receiving the notice, give Seller notice of its intent to purchase or refusal to purchase the Additional Tonnage. Any Additional Tonnage which Buyer exercises its right to purchase under this
SECTION 3.3 hereinafter shall be referred to as "Right of First Refusal
Tonnage."

        (b) If Buyer refuses to purchase the Additional Tonnage or does not accept the purchase of the Additional Tonnage within the aforementioned time period, Seller shall be free to sell the Additional Tonnage to a third party at an equivalent quality and at a price no lower than that quoted to Buyer. If Seller obtains an offer from a third party to purchase at an equivalent quality and at a lower price (or at a higher quality and at the same price) than that quoted to Buyer which is acceptable to Seller, then Seller must offer Buyer the new sale price or quality terms pursuant to the provisions of SECTION 3.3(a) above. Within five working days after Seller enters into any contract with a third party to sell the Additional Tonnage pursuant to this SECTION 3.3, Seller shall give written confirmation to Buyer of the sale. Buyer shall have the right to audit Seller's records to verify the sale and price of any such transactions subject to appropriate confidentiality restrictions.

        SECTION 3.4 OPTION TO INCREASE QUANTITY. In addition to Buyer's right of first refusal set forth in SECTION 3.3, for each year of the agreement, Buyer shall have the right to increase the quantity to be delivered hereunder by up to an additional 400,000 tons. Buyer shall exercise such option by giving to Seller notice stating Buyer's exercise of the option and specifying the increased tonnage sixty (60) days prior to the end of each quarter; provided, however, the maximum tonnage that can be nominated for delivery during the immediately following quarter shall not be more than 100,000 tons. Buyer's exercise of the option in any given quarter shall not obligate

                                                        CONTRACT #97-211-026

Buyer to take delivery of the increased quantity in any following quarter or any following year, and Buyer's failure to exercise the option in 1998 will not negate Buyer's right to exercise the option in 1999 or thereafter. Any additional tonnage which Buyer exercises its right to purchase under this
SECTION 3.4 hereinafter shall be referred to as "Option Tonnage" and shall be subject to all the terms and conditions hereof (including price).

        SECTION 4.     SOURCE.

        SECTION 4.1 SOURCE. The coal sold hereunder shall be supplied from the following mines and geological seams (collectively, the "Coal Property"):
(i) from July 1, 1997 through December 31, 1997, Indiana 5 and 6 seams from the Kindill 1 mine property, Pike County, Indiana; and (ii) from no later than December 1, 1997 through December 31, 2006, Indiana 5 and 6 seams from the Kindill 2 mine property (White Church Property), Pike County, Indiana. Seller shall have the right to add coal reserves and/or add or expand existing or new mining operations to the Coal Property during the term of this Agreement so long as such mining operation or coal reserves are under lease, ownership, or are managed or operated by Seller or one of its affiliated companies. Seller shall notify Buyer at least 30 days in advance of any election to make such changes to the Coal Property and update Seller's mining plan as required under SECTION 4.4. Buyer shall have the right to review and approve the changes to the Coal Property. Buyer's approval shall not be unreasonably withheld provided the coal meets the quality and delivery requirements of this Agreement. The price of coal shall not be changed from that provided under SECTION 8 of this Agreement as a result of changes to the Coal Property as provided hereunder, except that the provisions of SECTION 5 concerning deliveries at locations other than the Delivery Point shall apply.

                                                        CONTRACT #97-211-026

        SECTION 4.2 ASSURANCE OF OPERATION AND RESERVES. Seller represents and warrants that the Coal Property contains economically recoverable coal of a quality and in quantities which will be sufficient to satisfy all the requirements of this Agreement. Seller agrees and warrants that it will have at the Coal Property adequate machinery, equipment and other facilities to produce, prepare and deliver coal in the quantity and of the quality required by this Agreement. Seller further agrees to operate and maintain such machinery, equipment and facilities in accordance with good mining practices so as to efficiently and economically produce, prepare and deliver such coal. Seller agrees that Buyer is not providing any capital for the purchase of such machinery, equipment, facilities and/or Coal Property and that Seller shall operate and maintain same at its sole expense, including all required permits and licenses.

        SECTION 4.3 NON-DIVERSION OF COAL. Seller agrees and warrants that it will not, without Buyer's express prior written consent, use or sell coal from the Coal Property in a way that will reduce the economically recoverable balance of coal in the Coal Property to an amount less than that required to be supplied to Buyer hereunder.

        SECTION 4.4 SELLER'S PREPARATION OF MINING PLAN. Seller shall have prepared a complete mining plan for the Coal Property with adequate supporting data to demonstrate Seller's capability to have coal produced from the Coal Property which meets the quantity and quality specifications of this Agreement. Seller shall provide Buyer with two copies of such mining plan which shall contain maps and a narrative depicting areas and seams of coal to be mined and shall include (but not be limited to) the following information:
(i) reserves from which the coal will be produced during the term hereof and the mining sequence, by year (or such other time intervals as mutually

                                                        CONTRACT #97-211-026

agreed) during the term of this Agreement, from which coal will be mined;
(ii) methods of mining such coal; (iii) methods of transporting and, in the event a preparation plant is constructed at the Coal Property, methods of washing coal to insure compliance with the quantity and quality requirements of this Agreement including a description and flow sheet of the preparation plant; (iv) quality data plotted on the maps depicting data points and isolines by ash, sulfur, and B.T.U.; (v) quality control plans including sampling and analysis procedures to insure individual shipments meet quality specifications; and (vi) Seller's aggregate commitments to others to sell coal from the Coal Property during the term of this Agreement. Such complete mining plan shall be delivered to Buyer on or before December 1, 1997.

        Buyer's receipt of the mining plan or other information or data furnished by Seller shall not in any way relieve Seller of any of Seller's obligations or responsibilities under this Agreement; nor shall such review be construed as constituting an approval of Seller's proposed mining plan as prudent mining practices, such review by Buyer being limited solely to a determination, for Buyer's purposes only, of Seller's capability to supply coal on a long-term basis to fulfill Buyer's requirements of a dependable coal supply.

        Seller shall annually provide Buyer with a mining plan update ("Update") showing progress to date, conformity to original mining plan, and then known changes in reserve data and planned changes in mining progression, plans or procedures. The update shall be submitted annually on or before December 1 of each year during the term of this Agreement.

        SECTION 4.5 SUBSTITUTE COAL. Notwithstanding the above representations and warranties, in the event that Seller is unable to produce or obtain coal from the Coal Property in the quantity and of

                                                        CONTRACT #97-211-026

the quality required by this Agreement, then Seller will have the option to supply substitute coal from other facilities and mines under all the terms and conditions of this Agreement including, but not limited to, the price provisions of SECTION 8, the quality specifications of SECTION 6.1, and the provisions of SECTION 5 concerning reimbursement to Buyer for increased transportation costs. Seller's delivery of coal not produced from the Coal Property without having received the express written consent of Buyer shall constitute a material breach of this Agreement.

        SECTION 5. DELIVERY.

        SECTION 5.1 RAIL OR TRUCK DELIVERY. The coal shall be delivered to Buyer at the following locations (collectively, the "Delivery Point"): (i) between July 1, 1997 and December 31, 1997, F.O.B. railcar at the rail loading facility located at Kindill 1, near Enosville, Indiana on the Algers, Winslow, and Western / Norfolk Southern Railway; and (ii) beginning no later than December 1, 1997, F.O.B. railcar or F.O.B. truck at the Kindill 2 loadout at Algers, Indiana, as specified from time to time by Buyer. Seller may deliver the coal at a location different from the Delivery Point, provided, however, that Seller shall reimburse Buyer for any resulting increases in the cost of transporting the coal to Buyer's generating stations. Any resulting savings in such transportation costs shall be shared equally between Buyer and Seller.

        Title to and risk of loss respecting coal will pass to Buyer and the coal will be considered to be delivered when it is loaded into the railcars at the rail loading facility or trucks, as the case may be. Buyer or its contractor shall furnish suitable railcars or trucks in accordance with a delivery schedule provided by Buyer to Seller. Seller shall be responsible for and pay the cost of repairs for any damages caused by Seller to railcars or trucks owned or leased by Buyer while

                                                        CONTRACT #97-211-026

such railcars or trucks are in Seller's control or custody. Seller shall comply with the applicable provisions of Buyer's rail or truck contractor's tariff.

        SECTION 5.2 FREEZE CONDITIONING. At Buyer's request, Seller shall treat (or have treated) any shipment of coal hereunder with a freeze conditioning agent approved by Buyer in order to maintain coal handling characteristics during shipment. If requested by Buyer, Seller shall also treat (or have treated) any railcars specified by Buyer with a side release agent approved by Buyer. The price for each such requested chemical treatment shall be an amount equal to Seller's cost of materials applied on a per gallon basis for each application of freeze conditioning agent or side release agent, as the case may be. Seller shall invoice Buyer for all such treatment which occurred in a calendar month by the fifteenth of the following month; and payment shall be mailed by the twenty-fifth of such following month or within ten days after receipt of Seller's invoice, whichever is later.

        SECTION 6.  QUALITY.

        SECTION 6.1  SPECIFICATIONS.

        (a) The coal delivered hereunder shall conform to the following specifications on an "as received" basis:


                                    GUARANTEED MONTHLY              REJECTION LIMITS
        SPECIFICATIONS              WEIGHTED AVERAGE                  (PER SHIPMENT)
----------------------------------------------------------------------------------------------
        CHLORINE                    max. 0.05 lbs/MMB.T.U.           GREATER THAN 0.10
        FLUORINE                    max. 0.006 lbs/MMBT.U.           GREATER THAN 0.01
        NITROGEN                    max. 1.20 lbs/MMBT.U.            GREATER THAN 1.50

        ASH/SULFUR RATIO     min. 2.5:1                                LESS THAN 2.5:1

                                        8

                                                        CONTRACT #97-211-026

                                    GUARANTEED MONTHLY              REJECTION LIMITS
        SPECIFICATIONS              WEIGHTED AVERAGE                  (PER SHIPMENT)
----------------------------------------------------------------------------------------------
        SIZE (3" x 0"):
               Top size (inches)*   max. 3"x 0"                       GREATER THAN 3"x 0"
               Fines (% by wgt)
               Passing 1/4" screen  max. 45%                          GREATER THAN  55%

        % BY WEIGHT:
        ------------
        VOLATILE                    max. 38.0%                        GREATER THAN 40.0%
        VOLATILE                    min.  30.0%                          LESS THAN 29.0%
        FIXED CARBON                max. 46.0%                        GREATER THAN 48.0%
        FIXED CARBON                min.  35.0%                          LESS THAN 30.0%
        GRINDABILITY (HGI)          min.  52                             LESS THAN 50

        BASE ACID RATIO (B/A)       max. .50                          GREATER THAN   .60
        SLAGGING FACTOR**           max. 1.90                         GREATER THAN  2.10
        FOULING FACTOR***           max. 0.50                         GREATER THAN  1.00

        ASH FUSION TEMPERATURE (DEG. F) (ASTM D1857)
        --------------------------------------------

        REDUCING ATMOSPHERE
        -------------------
        Initial Deformation         min. 1950                                   min. 1900
        Softening (H=W)             min. 2005                                   min. 1975
        Softening (H=1/2W)          min. 2050                                   min. 2000
        Fluid                       min. 2135                                   min. 2100

        OXIDIZING ATMOSPHERE
        --------------------
        Initial Deformation         min. 2300                                   min. 2200
        Softening (H=W)             min. 2330                                   min. 2280
        Softening (H=1/2W)          min. 2425                                   min. 2300
        Fluid                       min. 2490                                   min. 2375

        * All the coal will be of such size that it will pass through a screen having circular perforations three (3) inches in diameter, but shall not contain more than forty five percent (45%) by weight of coal that will pass through a screen having circular perforations one-quarter (1/4) of an inch in diameter.

        **     Slagging Factor (R(s))=(B/A) x (Percent Sulfur by WeightDry)

        ***    Fouling Factor (R(f))=(B/A) x (Percent Na(2)0 by WeightDry)

                                                        CONTRACT #97-211-026

        The Base Acid Ratio (B/A) is herein defined as:

        BASE ACID RATIO (B/A) =    (Fe(2)0(3) + Ca0 + Mg0 + Na(2)0 + K(2)0)
                                   ----------------------------------------
                                         (Si0(2) + A1(2)0(3) + T10(2))

        Note:  As used herein      GREATER THAN       means greater than:
                                   LESS THAN          means less than.

        (b) In addition to the specifications set forth in SECTION 6.1(a), the coal delivered hereunder from the Kindill 1 mine property on a raw basis ("Kindill 1 Raw Coal") shall conform on an "as received" basis to the following specifications:


                                  GUARANTEED MONTHLY                   REJECTION LIMITS
SPECIFICATIONS                    WEIGHTED AVERAGE                     (PER SHIPMENT)
--------------                    ------------------                   -----------------
B.T.U./lb.                        min. 10,900                          LESS THAN 10,600

LBS./MMB.T.U.
-------------
Ash                               max. 13.76                           GREATER THAN 16.00
Moisture                          max. 13.76                           GREATER THAN 16.00
Sulfur                            max.  5.05                           GREATER THAN  5.50

        (c) In addition to the specifications set forth in SECTION 6.1(a), the coal delivered hereunder from the Kindill 1 mine property on a clean basis ("Kindill 1 Clean Coal") shall conform on an "as received" basis to the following specifications:


                                  GUARANTEED MONTHLY                   REJECTION LIMITS
SPECIFICATIONS                    WEIGHTED AVERAGE                     (PER SHIPMENT)
--------------                    ------------------                   -----------------
B.T.U./lb.                        min. 11,250                          LESS THAN 10,950

LBS./MMB.T.U.
-------------
Ash                               max. 10.25                           GREATER THAN 11.50
Moisture                          max. 11.75                           GREATER THAN 12.75
Sulfur                            max.  3.55                           GREATER THAN  4.00

                                                        CONTRACT #97-211-026

        (d) In addition to the specifications set forth in SECTION 6.1(a), the coal delivered hereunder from the Kindill 2 mine property (White Church Property) ("White Church Coal") shall conform on an "as received" basis to the following specifications:


                                  GUARANTEED MONTHLY                   REJECTION LIMITS
SPECIFICATIONS                    WEIGHTED AVERAGE                     (PER SHIPMENT)
--------------                    ------------------                   -----------------
B.T.U./lb.                        min. 11,000                          LESS THAN 10,750

LBS./MMB.T.U.
-------------
Ash                               max. 10.45                           GREATER THAN 10.75
Moisture                          max. 11.82                           GREATER THAN 12.50
Sulfur                            max.  3.18                           GREATER THAN  3.27

        (e) During 1997, Seller shall deliver either Kindill 1 Raw Coal or Kindill 1 Clean Coal pursuant to Buyer's nomination. Buyer may change the nominated qualities from time to time by giving to Seller at least thirty
(30) days advance notice of such change.

        SECTION 6.2 DEFINITION OF "SHIPMENT". As used herein, a "shipment" shall mean one barge load, a barge lot load, one unit trainload, or the aggregate of the truckloads that are unloaded on any one day, in accordance with Buyer's sampling and analyzing practices.

        SECTION 6.3 REJECTION. Buyer has the right, but not the obligation, to reject any shipment which fail(s) to conform to the Rejection Limits set forth in SECTION 6.1 or contains extraneous materials. Buyer must reject such coal within seventy-two (72) hours of receipt of the coal analysis provided for in SECTION 7.2 or such right to reject is waived. In the event Buyer rejects such non-conforming coal, title to and risk of loss of the coal shall be considered to have never passed to Buyer and Buyer shall return the coal to Seller or, at Seller's request, divert such coal to Seller's designee, all at Seller's cost and risk. Seller shall replace the rejected coal within five
(5)

                                                        CONTRACT #97-211-026

working days from notice of rejection with coal conforming to the Rejection Limits set forth in SECTION 6.1. If Seller fails to replace the rejected coal within such five (5) working day period or the replacement coal is rightfully rejected, Buyer may purchase coal from another source in order to replace the rejected coal. Seller shall reimburse Buyer for (i) any amount by which the actual price plus transportation costs to Buyer of such coal purchased from another source exceed the price of such coal under this Agreement plus transportation costs to Buyer from the Delivery Point; and (ii) any and all transportation, storage, handling, or other expenses that have been incurred by Buyer for rightfully rejected coal. This remedy is in addition to all of Buyer's other remedies under this Agreement and under applicable law and in equity for Seller's breach.

        If Buyer fails to reject a shipment of non-conforming coal which it had the right to reject for failure to meet any or all of the Rejection Limits set forth in SECTION 6.1 or because such shipment contained extraneous materials, then such non-conforming coal shall be deemed accepted by Buyer; however, the quantity Seller is obligated to sell to Buyer under the Agreement may or may not be reduced by the amount of each such non-conforming shipment at Buyer's sole option and the shipment shall nevertheless be considered "rejectable" under SECTION 6.4. Further, for shipments containing extraneous materials, which include, but are not limited to, slate, rock, wood, corn husks, mining materials, metal, steel, etc., the estimated weight of such materials shall be deducted from the weight of that shipment.

        SECTION 6.4 SUSPENSION AND TERMINATION. If the coal sold hereunder fails to meet two or more of the Guaranteed Monthly Weighted Averages set forth in SECTION 6.1 for any two (2) consecutive months in a six (6) month period, or if nine (9) barge shipments or nine (9) truck shipments in a 30

                                                        CONTRACT #97-211-026

day period are rejectable by Buyer, or if Buyer receives at generating station(s) two (2) rail shipments which are rejectable in any 30 day period, Buyer may upon notice confirmed in writing and sent to Seller by certified mail, suspend future shipments except shipments already loaded into barges and/or railcars. Seller shall, within 10 days, provide Buyer with reasonable assurances that subsequent monthly deliveries of coal shall meet or exceed the Guaranteed Monthly Weighted Averages set forth in SECTION 6.1 and that the source will exceed the rejection limits set forth in SECTION 6.1. If Seller fails to provide such assurances within said 10 day period, Buyer may terminate this Agreement by giving written notice of such termination at the end of the 10 day period. A waiver of this right for any one period by Buyer shall not constitute a waiver for subsequent periods. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up at Buyer's sole option. Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or delay the resumption of shipment. If Seller, after such assurances, fails to meet any of the Guaranteed Monthly Weighted Averages for any one (1) month within the next six (6) months or if three (3) barge shipments or three (3) truck shipments or one (1) rail shipment are rejectable within any one (1) month during such six (6) month period, then Buyer may terminate this Agreement and exercise all its other rights and remedies under applicable law and in equity for Seller's breach.

        SECTION 7.    WEIGHTS, SAMPLING AND ANALYSIS.

        SECTION 7.1 WEIGHTS. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station(s) unless another

                                                        CONTRACT #97-211-026

method is mutually agreed upon by the parties. Such scales shall be duly reviewed by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be over or under the tolerance range allowable for the scale based on industry accepted standards, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

        SECTION 7.2 SAMPLING AND ANALYSIS. The sampling and analysis of the coal delivered hereunder shall be performed by Buyer and the results thereof shall be accepted and used for the quality and characteristics of the coal delivered under this Agreement. All analyses shall be made in Buyer's laboratory at Buyer's expense in accordance with industry-accepted standards. Samples for analyses shall be taken by any industry-accepted standard, mutually acceptable to both parties, may be composited and shall be taken with a frequency and regularity sufficient to provide reasonably accurate representative samples of the deliveries made hereunder. Seller represents that it is familiar with Buyer's sampling and analysis practices, and finds them to be acceptable. Buyer shall notify Seller in writing of any significant changes in Buyer's sampling and analysis practices. Any such changes in Buyer's sampling and analysis practices shall, except for industry accepted changes in practices, provide for no less accuracy than the sampling and analysis practices existing at the time of the execution of this Agreement, unless the Parties otherwise mutually agree.

                                                        CONTRACT #97-211-026

        Each sample taken by Buyer shall be divided into 4 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by Buyer; one part shall be used by Buyer as a check sample, if Buyer in its sole judgment determines it is necessary; one part shall be retained by Buyer until the 25th of the month following the month of unloading (the "Disposal Date") and shall be delivered to Seller for analysis if Seller so requests before the Disposal Date; and one part ("Referee Sample") shall be retained by Buyer until the Disposal Date. Seller shall be given copies of all analyses made by Buyer by the 12th day of the month following the month of unloading. Seller, on reasonable notice to Buyer shall have the right to have a representative present to observe the sampling and analyses performed by Buyer. Unless Seller requests a Referee Sample analysis before the Disposal Date, Buyer's analysis shall be used to determine the quality of the coal delivered hereunder. The Monthly Weighted Averages shall be determined by utilizing the individual shipment analyses.

        If any dispute arises before the Disposal Date, the Referee Sample retained by Buyer shall be submitted for analysis to an independent commercial testing laboratory ("Independent Lab") mutually chosen by Buyer and Seller. For each coal quality specification in question, a dispute shall be deemed not to exist and Buyer's analysis shall prevail and the analysis of the Independent Lab shall be disregarded if the analysis of the Independent Lab differs from the analysis of Buyer by an amount equal to or less than:

               (i) 0.50% moisture
              (ii) 0.50% ash on a dry basis
             (iii) 100 Btu/lb. on a dry basis
              (iv) 0.10% sulfur on a dry basis.

                                                        CONTRACT #97-211-026

        For each coal quality specification in question, if the analysis of the Independent Lab differs from the analysis of Buyer by an amount more than the amounts listed above, then the analysis of the Independent Lab shall prevail and Buyer's analysis shall be disregarded. The cost of the analysis made by the Independent Lab shall be borne by Seller to the extent that Buyer's analysis prevails and by Buyer to the extent that the analysis of the Independent Lab prevails.

        SECTION 8.     PRICE.

        SECTION 8.1 Base Price. The base price ("Base Price") of the coal to be sold hereunder will be firm and will also be determined by the nominated coal quality during 1997 and the year in which the coal is delivered as defined in SECTION 5 in accordance with the following schedule:

             (i)             KINDILL 1  RAW COAL
                             -------------------
            YEAR                                   BASE PRICE ($ PER MMBTU)
            ----                                   ------------------------
            1997                                           $0.70500

            (ii)             KINDILL 1 CLEAN COAL
                             --------------------
            YEAR                                   BASE PRICE ($ PER MMBTU)
            ----                                   ------------------------
            1997                                           $0.81000

           (iii)             WHITE CHURCH COAL
                             -----------------
            YEAR                                   BASE PRICE ($ PER MMBTU)
            ----                                   ------------------------
            1997                                           $0.81800
            1998                                           $0.81800
            1999                                           $0.81800
            2000                                           $0.81800
            2001                                           $0.84254
            2002                                           $0.84254
            2003                                           $0.84254
            2004                                           $0.86782
            2005                                           $0.86782
            2006                                           $0.86782

                                        16

                                                        CONTRACT #97-211-026

        SECTION 8.2  QUALITY PRICE DISCOUNTS.

         (a) The Base Price is based on coal meeting or exceeding the Guaranteed Monthly Weighted Average specifications as set forth in SECTION
6.1. Quality price discounts shall be applied for each specification each month to reflect failures to meet the Guaranteed Monthly Weighted Averages set forth in SECTION 6.1, as determined pursuant to SECTION 7.2, subject to the provisions set forth below. The discount values used are as follows:


                DISCOUNT VALUES
                ---------------
                               $/MMB.T.U.
                               ----------
                B.T.U./LB.       0.2604

                               $/LB./MMB.T.U.
                               --------------
                SULFUR             0.1232
                ASH                0.0083
                MOISTURE           0.0016

        (b) Notwithstanding the foregoing, for each specification each month, there shall be no discount if the actual Monthly Weighted Average meets the applicable Discount Point set forth below. However, if the actual Monthly Weighted Average fails to meet such applicable Discount Point, then the discount shall apply and shall be calculated on the basis of the difference between the actual Monthly Weighted Average AND THE GUARANTEED MONTHLY WEIGHTED AVERAGE pursuant to the methodology shown in Exhibit A attached hereto.

                                                        CONTRACT #97-211-026


             (i)             KINDILL 1  RAW COAL
                             -------------------

                                 GUARANTEED MONTHLY
                                 WEIGHTED AVERAGE                DISCOUNT POINT
                                 ------------------              --------------
SPECIFICATIONS
---------------
B.T.U./lb.                       min. 10,900                     10,700

LBS./MMB.T.U.
-------------
Ash                              max. 13.76                      15.50
Moisture                         max. 13.76                      15.50
Sulfur                           max.  5.05                       5.35

             (ii)             KINDILL 1  CLEAN COAL
                              ---------------------

                                 GUARANTEED MONTHLY
                                 WEIGHTED AVERAGE                DISCOUNT POINT
                                 ------------------              --------------
SPECIFICATIONS
--------------
B.T.U./lb.                       min. 11,250                     11,050

LBS./MMB.T.U.
-------------
Ash                              max. 10.25                      11.00
Moisture                         max. 11.75                      12.25
Sulfur                           max   3.55                       3.90

             (iii)             WHITE CHURCH COAL
                               -----------------

                                 GUARANTEED MONTHLY
                                 WEIGHTED AVERAGE                DISCOUNT POINT
                                 ------------------              --------------
SPECIFICATIONS
--------------
B.T.U./lb.                       min. 11,000                     10,850

LBS./MMB.T.U.
-------------
Ash                              max. 10.45                      10.65
Moisture                         max. 11.82                      12.00
Sulfur                           max.  3.18                       3.22

                                                        CONTRACT #97-211-026

        For example, for White Church Coal, if the actual Monthly Weighted Average of sulfur equals 3.3 lb/MMB.T.U., then the applicable discount would be (3.3 lb. - 3.18 lb.) X $0.1232/lb/MMB.T.U. = $.01478/MMB.T.U..

        SECTION 8.3 PRICE REVIEW.The Base Price and all other terms and conditions of this Agreement shall be subject to review for any reason at the request of either party for revisions to become effective on January 1, 2001 and January 1, 2004. The party requesting such review shall give written notice of its request to the other party between September 1 and October 1 of the year preceding the effective January 1 date of the revision (the "Review Year"). The parties shall then negotiate an agreement on new prices and/or other terms and conditions between October 1 and December 1 of the Review Year. If the parties do not reach an agreement by December 1 of the Review Year, then this Agreement will terminate as of December 31 of the Review Year without liability due to such termination for either party.

        SECTION 8.4 PAYMENT CALCULATION. Exhibit A attached hereto shows the methodology for calculating the coal payment and quality price discounts for the month Seller's coal was unloaded by Buyer. If there are any such discounts, Buyer shall apply credit to amounts owed Seller for the month the coal was unloaded.

        SECTION 9.  INVOICES, BILLING AND PAYMENT.

        SECTION 9.1 INVOICING ADDRESS. Invoices will be sent to Buyer at the following address:

               Louisville Gas and Electric Company
               220 West Main Street
               P.O. Box 32010
               Louisville, KY  40232
               Attention:  Director, Fuels Procurement and Delivery

                                                        CONTRACT #97-211-026

               With a copy to:

               Louisville Gas and Electric Company
               220 West Main Street
               P.O. Box 32010
               Louisville, KY  40232
               Attention:  Manager, Accounts Payable

        SECTION 9.2 INVOICE AND BI-MONTHLY PAYMENT PROCEDURES. For all coal delivered (as defined in SECTION 5 hereof) between the first and fifteenth days of any calendar month, Buyer shall make preliminary payment by the twenty-fifth day of such month. For all coal delivered between the sixteenth and the last days of any calendar month, Buyer shall make preliminary payment by the tenth day of the succeeding calendar month. Payment shall be made by electronic funds transfer to Seller's account. Preliminary payment shall be in the amount of seventy five percent (75%) of the then current price on a dollar per ton basis as calculated by applicable coal type, guaranteed monthly weighted average B.T.U., and the then current Base Price in cents per MMB.T.U.. After the end of each calendar month, there will be a true-up as follows. The amount due for all coal (based on the Base Price minus any Quality Price Discounts) delivered during any calendar month shall be calculated and compared to the sum of the preliminary payments made for coal delivered during such month. The difference shall be paid by or paid to the Seller, as applicable, by the twenty-fifth day of the following month.

        SECTION 9.3 WITHHOLDING. Buyer shall have the right to withhold from payment of any billing or billings (i) any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, (ii) any damages resulting from or likely to result from any breach of this

                                                        CONTRACT #97-211-026

Agreement by Seller, and (iii) any amounts owed to Buyer from Seller. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold.

        Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.

        SECTION 10.  FORCE MAJEURE.

        SECTION 10.1 GENERAL FORCE MAJEURE. If either party hereto is delayed in or prevented from performing any of its obligations or from utilizing the coal sold under this Agreement due to acts of God, war, riots, civil insurrection, acts of the public enemy, strikes, lockouts, failure of a piece of Seller's equipment known as the 1370 Bucyrus Erie drag-line for at least 30 consecutive days, failure of Norfolk Southern Railway Corporation ("NS") to transport the coal from the Delivery Point for any reason other than Buyer's breach of its agreement with NS, fires, floods or earthquakes, which are beyond the reasonable control and without the fault or negligence of the party affected thereby, then the obligations of both parties hereto shall be suspended to the extent made necessary by such event; provided that the affected party gives written notice to the other party as early as practicable of the nature and probable duration of the force majeure event. The party declaring force majeure shall exercise due diligence to avoid and shorten the force majeure event and will keep the other party advised as to the continuance of the force majeure event. During any period in which Seller's ability to perform hereunder is affected by a force majeure event, Seller shall not deliver any coal to any other buyers to whom Seller's ability to supply is

                                                        CONTRACT #97-211-026

similarly affected by such force majeure event unless contractually committed to do so at the beginning of the force majeure event; and further shall deliver to Buyer under this Agreement at least a pro rata portion (on a per ton basis) of its total contractual commitments to all its buyers to whom Seller's ability to supply is similarly affected by such force majeure event in place at the beginning of the force majeure event. An event which affects the Seller's ability to produce or obtain coal from a mine other than the Coal Property will not be considered a force majeure event hereunder.

        Tonnage deficiencies resulting from a force majeure event shall be made up at Buyer's sole option on a reasonable schedule.

        SECTION 10.2 ENVIRONMENTAL LAW FORCE MAJEURE. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt environmental laws, regulations, policies and/or restrictions which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such coal, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the coal at Seller's mine and/or in the handling and utilization of the coal at Buyer's generating station; and if in Buyer's sole judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize coal which thereafter would be delivered hereunder without

                                                        CONTRACT #97-211-026

violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party.

        SECTION 11.  CHANGES.

        Buyer may, by mutual agreement with Seller, at any time by written notice pursuant to SECTION 12 of this Agreement, make changes within the general scope of this Agreement in any one or more of the following: quality of coal or coal specifications, quantity of coal, method or time of shipments, place of delivery (including transfer of title and risk of loss), method(s) of weighing, sampling or analysis and such other provision as may affect the suitability and amount of coal for Buyer's generating stations.

        If any such changes makes necessary or appropriate an increase or decrease in the then current price per ton of coal, or in any other provision of this Agreement, an equitable adjustment shall be made in: price, whether current or future or both, and/or in such other provisions of this Agreement as are affected directly or indirectly by such change, and the Agreement shall thereupon be modified in writing accordingly.

        Any claim by the Seller for adjustment under this SECTION 11 shall be asserted within thirty (30) days after the date of Seller's receipt of the written notice of change, it being understood, however that Seller shall not be obligated to proceed under this Agreement as changed until an equitable adjustment has been agreed upon. The parties agree to negotiate promptly and in good faith to agree upon the nature and extent of any equitable adjustment.

                                                        CONTRACT #97-211-026
        SECTION 12.   NOTICES.

        SECTION 12.1 FORM AND PLACE OF NOTICE. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given when delivered in person, transmitted by facsimile or other electronic media, delivered to an established mail service for same day or overnight delivery, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested, and addressed as follows:

        If to Buyer:         Louisville Gas and Electric Company
                             220 West Main Street
                             P.O. Box 32010
                             Louisville, Kentucky 40232
                             Attn.: Director, Fuels Procurement and Delivery


       with a copy to:       Louisville Gas and Electric Company
                             820 West Broadway
                             P.O. Box 32020
                             Louisville, Kentucky 40232
                             Attn.:  Manager, Procurement Services

        If to Seller:        Kindill Mining, Inc.
                             101 Court Street, Suite 106
                             Evansville, Indiana 47708
                             Attn: Sales Manager

        with a copy to:      Kindill Mining, Inc.
                             313 Frederica Street, Suite 301
                             P.O. Box 845
                             Owensboro, KY 42302
                             Attn: Controller

                                                        CONTRACT #97-211-026

        SECTION 12.2 CHANGE OF PERSON OR ADDRESS. Either party may change the person or address specified above upon giving written notice to the other party of such change.

        SECTION 12.3 ELECTRONIC DATA TRANSMITTAL. Seller hereby agrees, at Seller's cost, to electronically transmit shipping notices and/or other data to Buyer in a format acceptable to and established by Buyer upon Buyer's request. Buyer shall provide Seller with the appropriate format and will inform Seller as to the electronic data requirements at the appropriate time.

        SECTION 13.  EARLY TERMINATION.

        Each party hereto shall have the right of early termination for any reason or no reason, in whole or in part, of its rights and obligations under this Agreement as follows: The party desiring to exercise its right of early termination shall give written notice thereof to the other party and pay the price for early termination (the "Early Termination Price") as described herein. Notice may be given by either party no later than September 1 of any calendar year; and this Agreement will be terminated at the end of such year. If this Agreement is terminated early in whole, then the Early Termination Price shall be $3.50 times the Remaining Quantity. For the purposes of this
SECTION 13, the "Remaining Quantity" shall mean the Base Quantity plus any Right of First Refusal Tonnage and Option Tonnage for the year immediately preceding termination hereunder multiplied by the number of years until December 31 of the next Review Year (as defined in SECTION 8.3) or the termination date of this Agreement, whichever is earlier. For example, if Buyer nominates an additional 200,000 tons of Option Tonnage for 1998, and if Seller terminates this Agreement in whole effective December 31, 1998 pursuant to this SECTION 13, then Seller would owe Buyer $7,700,000 (1,100,000 x 2 x $3.50) under this SECTION 13. If this Agreement is terminated

                                                        CONTRACT #97-211-026

early in part, then the Early Termination Price shall be $3.50 times the total tonnage reduced from the Remaining Quantity. For example, if Buyer nominates an additional 200,000 tons of Option Tonnage for 1998, and if Seller terminates this Agreement in part effective December 31, 1998 by reducing the Base Quantity from 900,000 to 500,000 tons, then Seller would be obligated to deliver 700,000 tons in 1999 (500,000 tons Base Quantity plus 200,000 tons Option Tonnage) and would owe Buyer $2,800,000 (400,000 x 2 x $3.50) under this SECTION 13. The Early Termination Price shall be paid in four equal installments on January 1, April 1, July 1, and October 1 of the year immediately succeeding the early termination. This provision is not intended to limit, liquidate, or otherwise affect in any manner damages recoverable for breach of this Agreement.

        SECTION 14.  RIGHT TO RESELL.

        Buyer shall have the unqualified right to sell all or any of the coal purchased under this Agreement.

        SECTION 15.  INDEMNITY AND INSURANCE.

        SECTION 15.1 INDEMNITY. Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses, legal actions for personal injuries, property damage and pollution (including reasonable inside and outside attorney's fees) (i) relating to the barges, trucks, or railcars provided by Buyer or Buyer's contractor while such barges, trucks, or railcars are in the care and custody of Seller's loading dock or loading facility, (ii) due to any failure of Seller to

                                                              CONTRACT
#97-211-026 comply with laws, regulations or ordinances, or (iii) due to the acts or omissions of Seller in the performance of this Agreement.

        SECTION 15.2 INSURANCE. Seller agrees to carry insurance coverage with minimum limits as follows:

        (a) Commercial General Liability, including Completed Operations and Contractual Liability, $1,000,000 single limit liability.

        (b) Automobile General Liability, $1,000,000 single limit liability.

        (c) In addition, Seller shall carry excess liability insurance covering the foregoing perils in the amount of $4,000,000 for any one occurrence.

        (d) Workers' Compensation and Employer's Liability with statutory limits.

If any of the above policies are written on a claims made basis, then the retroactive date of the policy or policies will be no later than the effective date of this Agreement. Certificates of Insurance satisfactory in form to the Buyer and signed by the Seller's insurer shall be supplied by the Seller to the Buyer evidencing that the above insurance is in force and that not less than thirty (30) calendar days written notice will be given to the Buyer prior to any cancellation or material reduction in coverage under the policies. The Seller shall cause its insurer to waive all subrogation rights against the Buyer respecting all losses or claims arising from performance hereunder. Evidence of such waiver satisfactory in form and substance to the Buyer shall be exhibited in the Certificate of Insurance mentioned above. Seller's liability shall not be limited to its insurance coverage.

                                                        CONTRACT #97-211-026
        SECTION 16.  TERMINATION FOR DEFAULT.

        Subject to SECTION 6.4, if either party hereto commits a material breach of any of its obligations under this Agreement at any time, then the other party has the right to give written notice describing such breach and stating its intention to terminate this Agreement no sooner than thirty (30) days after the date of the notice (the "notice period"). If such material breach is curable and the breaching party cures such material breach within the notice period, then the Agreement shall not be terminated due to such material breach. If such material breach is not curable or the breaching party fails to cure such material breach within the notice period, then this Agreement shall terminate at the end of the notice period in addition to all the other rights and remedies available to the aggrieved party under this Agreement and at law and in equity.

        SECTION 17.  TAXES, DUTIES AND FEES.

        Seller shall pay when due, and the price set forth in SECTION 8 of this Agreement shall be inclusive of, all taxes, duties, fees and other assessments of whatever nature imposed by governmental authorities with respect to the transactions contemplated under this Agreement.

        SECTION 18.  DOCUMENTATION AND RIGHT OF AUDIT.

        Seller shall maintain all records and accounts pertaining to payments, quantities, quality analyses, and source for all coal supplied under this Agreement for a period lasting through the term of this Agreement and for two years thereafter. Buyer shall have the right at no additional expense to Buyer to audit, copy and inspect such records and accounts at any reasonable time upon reasonable notice during the term of this Agreement and for two years thereafter.

                                                        CONTRACT #97-211-026

        SECTION 19.  EQUAL EMPLOYMENT OPPORTUNITY.

        To the extent applicable, Seller shall comply with all of the following provisions which are incorporated herein by reference: Equal Opportunity regulations set forth in 41 CFR SECTION 60-1.4(a) and (c) prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex, or national origin; Vietnam Era Veterans Readjustment Assistance Act regulations set forth in 41 CFR SECTION 50-250.4 relating to the employment and advancement of disabled veterans and veterans of the Vietnam Era; Rehabilitation Act regulations set forth in 41 CFR SECTION 60-741.4 relating to the employment and advancement of qualified disabled employees and applicants for employment; the clause known as "Utilization of Small Business Concerns and Small Business Concerns Owned and Controlled by Socially and Economically Disadvantaged Individuals" set forth in 15 USC SECTION 637(d)(3); and subcontracting plan requirements set forth in 15 USC SECTION 637(d).

        SECTION 20.  COAL PROPERTY INSPECTIONS.

        Buyer and its representatives and others as may be required by applicable laws, ordinances and regulations shall have the right at all reasonable times and at their own expense to inspect the Coal Property, including the loading facilities, scales, sampling system(s), wash plant facilities, and mining equipment for conformance with this Agreement. Seller shall undertake reasonable care and precautions to prevent personal injuries to any representatives, agents or employees of Buyer (collectively, "Visitors") who inspect the Coal Property. Any such Visitors shall make every reasonable effort to comply with Seller's regulations and rules regarding conduct on the work site, made known to Visitors prior to entry, as well as safety measures

                                                        CONTRACT #97-211-026

mandated by state or federal rules, regulations and laws. Buyer understands that underground mines and related facilities are inherently high-risk environments. Buyer's failure to inspect the Coal Property or to object to defects therein at the time Buyer inspects the same shall not relieve Seller of any of its responsibilities nor be deemed to be a waiver of any of Buyer's rights hereunder.

        SECTION 21.  MISCELLANEOUS.

        SECTION 21.1 APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of Kentucky, and all questions of performance of obligations hereunder shall be determined in accordance with such laws.

        SECTION 21.2 HEADINGS. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        SECTION 21.3 WAIVER. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

        SECTION 21.4 REMEDIES CUMULATIVE. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided under this Agreement or by law or in equity.

        SECTION 21.5 SEVERABILITY. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the

                                                        CONTRACT #97-211-026

transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

        SECTION 21.6 BINDING EFFECT. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

        SECTION 21.7 ASSIGNMENT. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any company, controlling, controlled by, or under common control with Buyer.

        SECTION 21.8 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties as to the subject matter hereof, and there are no representations, understandings or agreements, oral or written, which are not included herein.

        SECTION 21.9 AMENDMENTS. Except as otherwise provided herein, this Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by both parties hereto.

                                                        CONTRACT #97-211-026

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LOUISVILLE GAS AND ELECTRIC
COMPANY                                     KINDILL MINING, INC.

By: ___________________________             By:    ___________________________
    George Basinger, Sr. Vice President
    Power Operations                        Title: ___________________________

Date: ___________________________           Date:  ___________________________

                                                        CONTRACT #97-211-026

                                                                  Page 1 of 2
                                    EXHIBIT A
        KINDILL 2 (WHITE CHURCH COAL) SAMPLE COAL PAYMENT CALCULATIONS
             TOTAL EVALUATED COAL COSTS FOR CONTRACT NO. 976-221-026
-------------------------------------------------------------------------------

For contracts supplied from multiple "origins", each "origin will be calculated individually.


                      SECTION I                                         BASE DATA
        --------------------------------------                   -----------------------
1)      Base F.O.B. price per ton:                                      $ 18.00         /ton
                                                                 -----------------------
1a)     Tons of coal delivered:                                                         tons
                                                                 -----------------------
2)      Guaranteed average heat content:                                 11,000         BTU/LB.
                                                                 -----------------------
2r)     As received monthly avg. heat content:                                          BTU/LB.
                                                                 -----------------------
2a)     Energy delivered in MMBTU:                                                      MMBTU
                                                                 -----------------------
[(Line 1a) *2,000 lb./ton*(Line 2r)] *MMBTU/1,000,000 BTU
[(     ) *2,000 lb./ton*(    )]*MMBTU/1,000,000 BTU

2b)     Base F.O.B. price per MMBTU:                                   $0.81800         /MMBTU
                                                                 -----------------------

{[(Line 1)/(Line 2)]*(1 ton/2,000 lb.)]}*1,000,000 BTU/MMBTU
{[(  /ton)/(     BTU/LB)]*(1 ton/2,000 lb.)}*1,000,000 BTU/MMBTU

3)      Guaranteed monthly avg. max. sulfur                               3.180         LBS./MMBTU
                                                                 -----------------------
3r)     As received monthly avg. sulfur                                                 LBS./MMBTU
                                                                 -----------------------
4)      Guaranteed monthly avg. ash                                      10.450         LBS./MMBTU
                                                                 -----------------------
4r)     As received monthly avg. ash                                                    LBS./MMBTU
                                                                 -----------------------
5)      Guaranteed monthly avg. max. moisture                            11.820         LBS./MMBTU
                                                                 -----------------------
5r)     As received monthly avg. moisture                                               LBS./MMBTU
                                                                 -----------------------

                      SECTION II                                        DISCOUNTS
        -------------------------------------------              -----------------------
        Assign a (-) to all discounts (round to (5) decimal places)

6d)     BTU/LB.: If line 2r LESS THAN 10,850 BTU/lb. then:
        {1-(line 2r)/(line 2)}*$0.2604/MMBTU
        {1-(   )/(11,000)}*$0.2604=                                     $               /MMBTU
                                                                         --------------
7d)     SULFUR:  If line 3r is greater than 3.22 lbs./MMBTU
        [1-[(line 3r)-(line 3)]}*0.1232/lb. Sulfur
        [1-[(   )/(3.18)]}*0.1232=                                      $               /MMBTU
                                                                         --------------

8d)     ASH: If line 4r is greater than 10.65 lbs./MMBTU
        [1-[(line 4r)-(line 4)]}*0.0083/MMBTU
        [1-[(   )/(10.45)]}*0.0083=                                     $               /MMBTU
                                                                         --------------
9d)     MOISTURE:  If line 5r is greater than 12.00 lbs./MMBTU
        [1-[(line 5r)-(line 5)]}*0.0016/MMBTU
        [1-[(   )/(11.82)]}*0.0016=                                     $               /MMBTU
                                                                         --------------


                                                        CONTRACT #97-211-026


                                                                  Page 2 of 2


                                                                   TOTAL PRICE
                      SECTION III                                 ADJUSTMENTS
        --------------------------------------------             --------------
        Determine total Discounts as follows:

        Assign a (-) to all discounts (round to (5) decimal places)

        Line 6d:                                                 $_____________/MMBTU

        Line 7d                                                  $_____________/MMBTU

        Line 8d                                                  $_____________/MMBTU

        Line 9d                                                  $_____________/MMBTU

10)     Total Discounts (-):

        Algebraic sum of above:                                  $_____________/MMBTU

11)     Total evaluated coal price = (line 2b) + (line 10)

12)     Total discount price adjustment for Energy delivered:
        (line 2a) * (line 10) (-)
        $________/MMBTU       +                     $____________/MMBTU   =   $__________

13)     Total base cost of coal (line 2a) * (line 2b)
        $________/MMBTU       +                     $____________/MMBTU   =   $__________

14)     Total coal payment for month (line 12) + (line 13)
        $________/MMBTU       +                     $____________         =   $__________
